CODE OF ETHICS

PERSONAL INVESTMENT TRANSACTIONS

The Code of Ethics contains several restrictions and procedures designed to eliminate conflicts of interest relating to personal investment transactions including:

(a) pre-clearance of non-exempt personal investment transactions using StarCompliance, an online personal securities compliance system;

(b) prohibitions against (i) entering into uncovered short sales; (ii) writing uncovered options; (iii) acquiring non-exempt securities in an initial public offering, (iv) transacting in securities of a hedge fund, other private placement or limited offerings without prior approval; (v) purchasing or selling a security subject to a firm-wide restriction or a department restriction by the employee’s department; (vi) acquiring securities of any third party mutual fund advised or subadvised by TCW; (vii) engaging is trading more frequently that the limitations contained in the prospectuses for the TCW Funds (which by definition includes the Metropolitan West family of Funds)

(c) a prohibition, with respect to certain investment personnel, from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities, within 60 calendar days;

(d) a ten day “black out period” prior or subsequent to a transaction during which portfolio managers are prohibited from making certain transactions in securities which are being purchased or sold by a client of such manager;

(e) Timely online reporting of personal securities holdings and transactions, including (i) filing an initial holdings report; (ii) filing quarterly transactions report; (iii) filing an annual holdings report; and submitting an Annual Compliance Certification of compliance with the Code of Ethics.

The Code of Ethics carves out a limited exemption to permit certain de minimus trades [equity trades for 200 shares or fewer and bond market trades of $25,000 or less] but preclearance by the employee is still required. The Code of Ethics also provides that exemptive relief may be given from certain of its requirements, upon application.

A “Non-Discretionary Account” is one in which the Access Person does not make or influence the investment decision in the account. An example would be where an Access Person has retained an investment adviser to manage an account without any input from the Access Person regarding the investment decisions. Non-Discretionary Accounts are exempt from most requirements and restrictions, but still must be disclosed by the employee.

Monitoring of employee personal securities transactions is done by the Administrator of the Code of Ethics. Violations of the Code of Ethics are reported to the quarterly. Records of personal securities trading and holdings reports are maintained by the Compliance Department.

POLICY STATEMENT ON INSIDER TRADING

The Code of Ethics contains a detailed Policy Statement on Insider Trading. Specifically, the Code of Ethics prohibits officers, directors and employees of the investment adviser trading securities either for themselves or on behalf of others which in possession of material, non-public information about the company. The Code of Ethics also prohibits the communication of material, non-public information about a company to others, including TCW affiliates, who have no official need to know. The Policy Statement contains sections on what is considered material information, what is considered non-public information, examples of situations in which employees may come into possession of inside information, the effects of receiving inside information, monitoring of trading activities, potential penalties for violations of insider trading laws, resources for questions about inside information and Chinese Wall procedures. The Code of Ethics also sets out the operational procedures relating to the maintenance of the Firm’s Restricted Securities List.

GIFTS, ENTERTAINMENT, PAYMENTS & PREFERENTIAL TREATMENT

The Code of Ethics imposes various limits and approval requirements on gifts and entertainment and preferential treatment. It includes sections on both gifts received and gifts given by employees. Employees may never solicit gifts and generally should not accept gifts of excessive value (generally more than $100). Employees may neither give nor receive cash gifts. The gifts and entertainment policy also includes special rules relating to state or local government funds or pension plans, Registered Persons of TCW Funds Distributors, unions and union officials, foreign officials and political activities and contributions (see Political Activities & Contributions, below).

OUTSIDE ACTIVITIES

The Code of Ethics addresses outside employment (and compensation), including consulting, , service by employees as a director, fiduciary appointments, participation in public affairs and service as a treasurer of clubs, houses of worships, lodges and other similar organizations. Each employee is expected to devote his or her full time and ability to the Firm’s interest during regular business hours and such additional time as may be properly required. The Policy requires written approval for outside employment and prohibits outside employment that interferes, competes or conflicts with the interest of the firm, encroaches on normal working time or otherwise impairs performance, implies Firm sponsorship or support of an outside organization or adversely reflects directly or indirectly on the Firm. Among other things, the Policy also requires all TCW officers to annually complete a Report on Outside Directorships and Officerships.

POLITICAL ACTIVITIES & CONTRIBUTIONS

The Code of Ethics provides a detailed policy, general prohibitions and rules relating to political activities and contributions, including special rules for certain states and election related activities, so-called pay-to-play prohibitions. TCW policy restricts and requires pre-approval on employee political contributions, solicitations and activities, and requires quarterly reporting by certain TCW officers.

WHISTLEBLOWER POLICY

There are also provisions for reporting illegal or suspicious activities, including the contact information for the California Office of the Attorney General’s whistleblower hotline. The Code of Ethics provides for sanctions in the event of violations. The sanctions include, but are not limited to, a reprimand, a reversal of the transaction and disgorgement of any profits, demotion and suspension or termination of employment.

CORPORATE AND OPERATIONAL POLICIES

CONTROL ENVIRONMENT

The Policy set outs the general parameters of the Firm’s objectives and structures to maintain an effective internal control environment to protect client assets, measure and report the Firm’s investment activities, maintain compliance with duties to clients and under the law, and foster a culture of good compliance.

CLIENT OR INVESTOR COMPLAINTS

A complaint is any correspondence that either threatens litigation or demands any type of compensation (including a rebate of fees). The policy requires a copy of any client or investor complaint be sent to the Chief Compliance Officer and the General Counsel. The Firm maintains an official file containing all copies of complaints from clients or investors.

ELECTRONIC COMMUNICATIONS & COMPUTER SYSTEMS

TCW’s policy sets forth acceptable and unacceptable uses of the company’s electronic communication systems which include e-mail, internet, computers and related technology (the “TCW Systems”). The policy states that TCW Systems are primarily for business use and limits incidental personal use. As such, communications on TCW System are expressly not private and TCW has the right to monitor and audit the use of the TCW Systems. TCW has made efforts to secure the TCW Systems and the policy delineates examples of prohibited activities to safeguard the TCW Systems. The policy prohibits the use by employees of non-Firm email accounts to conduct Firm business and requires cell phones, PDAs and other transportable media that store Firm data to be encrypted by TCW’s IT Department. It also covers topics such as privacy and monitoring, network security, client privacy, e-mail and communication activities, personal digital assistants, copyright and trade secrets, internet domain names, remote access, password security, data storage, and reporting lost and/or compromised equipment and technology.

OVERSIGHT OF SERVICE PROVIDERS

TCW’s Client Fund Reporting (“CFR”) department is tasked with oversight and ongoing monitoring of outsourced services provided by BNY Mellon; TCW’s back-office provider for certain accounts. Because of the nature of the day-to-day back office operations, TCW employees (primarily in CFR) have immediate and real time access to information maintained or processed by BNY Mellon. Among other responsibilities, CFR reports significant matters to TCW Compliance. Ongoing monitoring including periodic meetings among CFR’s professional staff and their BNY Mellon counterparts to discuss and resolve issues, as well as monthly meetings to discuss services, critical performance standards and key performance indicators. TCW prepares and maintains a formal report card in connection with these monthly meetings. Also, a Steering Committee between executive management of TCW and BNY Mellon meets quarterly and maintains agendas and minutes.

TCW Compliance chairs a monthly operations working group meeting at which a CFR officer reports on any material BNY Mellon matters. Compliance also receives from BNY Mellon annual reports and/or certificates relating to the operation of BNY Mellon’s compliance program. Compliance and CFR review at least annually summaries provided by BNY Mellon of its policy and procedures relevant to the Investment Advisers Act of 1940. Additionally, BNY Mellon performs internal audits annually to review all of its operations, including those provided to TCW. TCW Compliance meets at least annually with BYM Mellon to discuss the annual review of policies and procedures relevant to the services provided to TCW and the Investment Advisers Act of 1940. TCW also receives BNY Mellon’s final SAS 70 Report from the company’s external auditor. BNY Mellon has a business continuity plan which its tests annually.

For other third-party service providers, TCW generally conducts an initial due diligence, the nature and extent of which vary based on the service provided, the risk of exposure, the importance of the system to operations, the availability of ready backups or alternative providers, the term of the agreement, the experience of the provider, the monitoring of the provider’s systems, the reporting received, the nature of expectations, TCW’s knowledge, familiarity and relationship with the provider, whether TCW seed money or client money is at risk, and other related factors. Ongoing oversight may include telephone conversations or meeting with service providers and their auditors; internal TCW meetings to share such information; periodic compliance reports and/or certifications from service providers; review of service provider’s policies and procedures, on-site visits, and review of SAS 70. CFR has primary oversight responsibility over most third-party service providers and maintains active working relationships with the providers’ personnel. TCW Compliance is made aware of significant matters involving service providers.

RECORD RETENTION

Rule 204-2 under the Advisers Act requires investment advisers to maintain books and records as they relate to its entire business and the activities of all clients. The recordkeeping requirements include, but are not limited to: (1) accounting and bookkeeping ledgers and journals; (2) copies of each purchase/sale order placed, any modification or cancellation thereto, the terms and conditions of the order, modification or cancellation, the person who placed the order and the broker; (3) copies of any instruction received from a client regarding the purchase, sale, delivery or receipt of a security; (4) copies of advertising materials and other communication circulated or distributed directly or indirectly to more than 10 persons; (5) all check books, bank statements, cancelled checks and cash reconciliations; (6) originals of all written communications received and copies of all written communications sent by the adviser relating to any recommendation or advice given, any receipt, disbursement or delivery of cash or securities, and the placing or execution of any order; (7) originals or copies of all powers of attorney and other evidence of any discretionary authority granted by any client; (8) all agreements, of whatever nature, entered into with clients; (9) full details of all transactions entered into by the adviser and all access person trading by its directors and employees; and (10) a copy of each written statement and each amendment or revision thereof given or sent to any client or any prospective client under the Brochure Rule, including the dates each statement was given or offered.

TCW has established general standards for record retention for the investment advisers, broker-dealers and investment companies of the TCW Group. The policy applies to all records, regardless of the media in which they exist. All retained records must be in an organized and understandable manner, and be true, current and accurate records as required by the laws governing their business.

Required records are generally to be retained for at least 6 years from the end of the fiscal year of entry or transaction, unless a longer period is specified by law. The records must be retained for at least 2 years at an appropriate TCW, service provider or other appropriate office, and must be readily accessible. Appendix B to the policy identifies the TCW department, service provider or system that retains types of records, and records that must be retained for a period longer than the general period described above. TCW’s Information Systems Department is responsible for maintaining the process to capture and store all emails, which shall be retained for at least 6 years after the end of the fiscal year in which the email was sent or received by TCW.

Records destruction should not take place to the extent that the records are subject to subpoena, are likely to be covered by a discovery request in any ongoing civil proceeding or are the subject of an actual or imminently anticipated governmental or regulatory proceeding investigation or inquiry.

REGULATORY FILINGS, REGISTRATION & DISCLOSURES

TCW Policy outlines the procedures for the Firm to comply with SEC registered adviser registration and disclosures. Form ADV is the form used to register with the SEC as an investment adviser and to keep the SEC informed of certain changes in the structure, personnel and business of the adviser. The form is in two parts. Part I provides information on the structure, nature and size of the adviser’s business and information on certain personnel. Part II of the form provides information on the business policies and procedures of the adviser and the educational background of certain personnel. Part I must be submitted to the SEC electronically through the IARD. Part II must be provided to clients before the conclusion of any contract and must be offered annually thereafter in compliance with the “brochure rule.” There is no requirement to file Part II with the SEC.

TCW’s Legal Department is responsible for obtaining and withdrawing, as required, investment adviser registrations and licenses. The in-house counsel and paralegal assigned responsibility for the ADV process handle registration and licensing, updates of the ADV forms annually or sooner where required, and initiating the process for offers of Part II of the ADV (which is the brochure of TCW’s registered advisers) to clients annually. They are also responsible for initiating the process of annual offers of the updated Part II of the ADV to clients. The Legal Department paralegal responsible for a new account assures timely delivery of Part II of the ADV to clients. New Wrap clients will receive the form from TCW’s TAG Group or sponsors. Annual offers to separate account clients are made in account statements, under the direction of TCW’s Corporate Communication Department. The TAG group or sponsor handles the offer process for Wrap and mini-institutional accounts. The Legal Department maintains records of the ADV forms and the dates they were made available to clients or prospective clients.

TCW Policy also covers procedures for registration of the Firm as Commodity Trading Advisers and Commodity Pool Operators with the Commodities Futures Trading Commission (“CFTC”) and the National Futures Association and for registration (and termination) of person as CFTC Associated Persons, Commodity Registrants and Commodity Principals, as appropriate.

BANK HOLDING COMPANY ACT FILINGS

As a subsidiary of Société Générale (“SG”), TCW is subject to and has adopted procedures to comply with certain reporting requirements under the Bank Holding Company Act (“BHCA”). The procedures provide for TCW Legal to analyze newly formed entities to determine if a filing on form FR Y-10 is required under the BHCA and for attorneys to monitor potentially reportable events in their product areas and report them to the BHCA Attorney in the Legal Department. The BHCA Attorney confirms on a month-to-month basis whether any reportable entities have been created or amendments to FR Y-10s must be filed. The policy also includes procedures for meeting requirements of Form FR Y-7N, which SG uses to complete its required filings with the Federal Reserve regarding TCW subsidiaries.

TRAINING

New employees, long term on-site consultants and long term on-site temporary employees who are Access Persons must attend an orientation which includes training on the compliance policies and procedures. New employees also receive an employee handbook that contains some of those policies and procedures and are instructed on where all of those policies and procedures appear on the internal intranet. Notices are sent out to personnel regarding new or amended formal written policies and procedures. Mandatory compliance sessions are held for these and all other Access Persons generally annually. In addition, at times there are mandatory or voluntary compliance seminars on particular topics for certain groups of employees, e.g. a supplemental annual anti-money laundering seminar is mandatory for certain groups of employees. At times memoranda are issued regarding topics of interest, and certain internal meetings are also opportunities for providing pertinent information. Employees are required to sign an annual compliance certificate, as well as other certificates. Each department is responsible for providing its personnel with supervised on-the-job training. The policy also refers employees to other policies that contain specific training requirements.

BUSINESS CONTINUITY PLAN

TCW has a detailed written business continuity plan to maintain its business after a natural disaster or any other situation that may impede its ability to operate. TCW maintains three separate offsite locations which will operate in the event that the TCW Los Angeles Downtown office is inaccessible. Contingency testing of recovery sites occur at least annually with TCW performing critical operations from one of the predetermined disaster recovery sites. BNY Mellon, TCW’s middle and back office outsourcing provider for certain accounts, completes contingency testing of its facilities regularly. TCW management reviews the results of each test. TCW has entered into a contract with a third party service provider for both tape storage and the transport of stored materials to a backup site in the event of a disaster. Additionally, TCW IT tests technology components on an ongoing basis. File data is replicated hourly to redundant locations and all file servers are fully backed up to tape and stored off-site on a weekly basis. Among other things, the plan specifies employee notice procedures, emergency preparedness teams and critical employees, departmental plans, and contact lists and directories.

PORTFOLIO MANAGEMENT POLICY

The Portfolio Management Policy provides guidance on the portfolio management process, including but not limited to investing client assets in accordance with contractual and legal obligations, the receipt and handling of confidential information, and the protection and safeguarding of client assets. In addition to the topics below, the policy also covers confidentiality agreements, privately negotiated transactions, activities related to portfolio companies, ERISA consideration in portfolio management, new product approval process, and the formation of new entities.

MANAGEMENT OF CLIENT ASSETS

For most strategies, Investment Operations (for marketable securities strategies) or the Compliance Department (for alternative investment strategies) distills the investment restrictions, including client restrictions, strategy guidelines, regulatory investment restrictions (including ERISA), internal restrictions lists, and other pertinent investment limitations and communicates the information to relevant parties including portfolio managers and traders. Pre-trade compliance reviews are done by trading desks using systems and procedures appropriate for the securities traded by those desks. Many of the marketable securities strategies use third party automated order management systems with selected pre-trade compliance functionality.

Investment Operations (for marketable securities strategies) and the Compliance Department (for alternative investment strategies) conduct periodic post-trade compliance review utilizing a third-party automated compliance system (the “Compliance System”) and/or manual checklists. Investment Operations programs applicable limits into the Compliance System. Those limits are generally reviewed each business day based on the prior business day’s activity. Manual checklists are created for limits that are not being monitored through the Compliance System. Those checklists are completed by BNY Mellon, the Compliance Department or Investment Operations typically monthly or quarterly. For accounts (such as CBOs) where a third party maintains the official records, a portion of the checklist is addressed by periodic reports issued by the third party trustee or administrator. The Compliance Department maintains an inventory to confirm that checklists have been received. Results of the Compliance System, the manual checklists and any notifications or reports are reviewed by Investment Operations (marketable strategies) or Compliance (alternative investment strategies) to determine whether a flagged item requires additional investigation. Regardless of the investment strategy involved, the Compliance Department will coordinate the resolution of such matters, involving as appropriate the in-house attorney assigned to the strategy, the portfolio manager, traders, client relations manager and/or Investment Control. When necessary and appropriate, the Chief Compliance Officer, General Counsel and/or executive management are consulted.

For wrap accounts, a model account for each wrap strategy is monitored on the Compliance System and with manual checklists. Wrap sponsors are responsible for individual wrap account compliance.

Additional testing may also include monitoring by BNY Mellon of securities on TCW’s restricted list that are not monitored by the Compliance System. BNY Mellow reports any flagged items to Compliance.

Other control features include: (1) Investment Product Review Committees for active investment strategies. Meetings are typically attended by the portfolio managers, TCW senior management, a member of the Compliance Department and an in-house attorney, to review activities in the prior quarter and confirm portfolio management compliance with TCW policies and procedures; (2) TCW’s Chief Investment Officer for investment oversight; (3) TCW’s Chief Risk Officer for monitoring specific risks, including certain potentially abusive portfolio management practices; (4) the Portfolio Analytics Group for analytical-oriented reports to executive management, portfolio management and others; (5) the Portfolio Analytics Committee to review key performance indicators for each marketable securities strategy and analyses prepared by the Portfolio Analytics Group, (6) TCW’s in-house Legal Department for advice regarding compliance with governing agreements and guidelines, and (7) the Enterprise Risk Management Committee reviews investment exceptions (among other roles).

CONFIDENTIALLY AGREEMENTS

Confidentiality agreements raise a number of legal and practical considerations that the policy addresses. For marketable securities strategies, TCW Legal must review the agreement. For alternative strategies, for which confidentially agreements are more common, prior Legal review is not required, but the guidelines of the policy must be followed and the agreement must be sent to Legal for, among other things, determination whether an informational barrier (aka “Chinese Wall”) is required.

PARTICIPATION IN RAPID FIRE CAPITAL INFUSIONS

The policy addresses how the marketable securities division is to handle Rapid Fire Capital Infusions calls and the ramifications of participation, including the possibility of receiving material non-public information.

ERISA CONSIDERATIONS IN PORTFOLIO MANAGEMENT

The policy identifies special considerations and procedures, including special investment restrictions that may be applicable to ERISA accounts.

CONFLICTS OF INTEREST

A conflict of interest occurs when the Firm’s interests could compete or conflict with a clients interests and identifies some conflicts that may arise in the portfolio management process, including transactions with Affiliates, allocation of trades and cross trades, employee trading in securities that also are held in client accounts, and incentive or transactions fee arrangements. The policy addresses how the Firm manages various potential and actual conflicts of interests, including sections on take out transactions, investment in different classes of the capital structure in distressed entities and affiliated party transactions.

VALUATION PROCEDURES

TCW’s valuation methods may include market quotations from established markets, independent pricing services, third party dealer quotes or portfolio manager valuations. The procedures apply to accounts and funds of all TCW Marketable Securities and Alternative investment strategies and set forth in detail the Firm’s valuation process. The procedures state that TCW will value investments as required by contract or enunciated procedures, and details the procedures for valuing investments when no contract or enunciated procedures specifies how the valuation will be made. The policy provides for a Pricing Committee and covers valuation procedures for Marketable Securities strategies (other than TCW Mutual Funds and MetWest Mutual Funds), TCW Mutual Funds, Alternative Strategies, and Collateralized Debt Obligation investments. [Metropolitan West Mutual Funds have their own policy and approach to valuation.] The policy also sets out record retention requirements. Should a “material issuer event” or “material market event” render pricing services and broker quotes unreliable, the policy provides valuation procedures determined by, or in compliance with procedures approved by, the TCW Pricing Committee.

DISTRIBUTION OF RESEARCH

The policy describes the restrictions on the distribution of research (both internally generated and received from an outside source) internally at the Firm and externally to client and third parties. TCW’s Direct of Equity Research maintains a list of individuals approved for access to the Firm’s central research database.

PROXY VOTING GUIDELINES AND PROCEDURES

Rule 206(4)-6 under the Investment Advisers Act of 1940 (“Advisers Act”) provides that it is a fraudulent, deceptive or manipulative act, practice or course of business within the meaning of Section 206(4) of the Advisers Act for an investment adviser to exercise voting authority with respect to client securities, unless the adviser has adopted and implemented written policies and procedures that are reasonably designed to ensure that the adviser votes proxies in the best interests of clients. Rule 206(4)-6 further requires an adviser’s written proxy voting policies and procedures to provide how material conflicts between the adviser’s interests and those of its clients concerning proxy votes will be resolved before voting such proxies.

TCW has established a proxy voting committee (the “Proxy Committee”) and adopted proxy voting guidelines and procedures (the “Guidelines”). The Proxy Committee generally meets at least quarterly to review the Guidelines and to address other proxy voting issues.

In addition to the Proxy Committee, TCW has a Proxy Specialist who administers the proxy voting program and reports to the Director of Research.

TCW also uses one or more outside proxy voting services (each an “Outside Service”) to help manage the proxy voting process. The Outside Service facilitates TCW’s voting according to the Guidelines (or, if applicable, according to guidelines submitted by TCW’s clients) and helps maintain TCW’s proxy voting records.

When voting proxies, the utmost concern is that decisions be made solely in the interests of the client and with the goal of maximizing the value of the client’s investments. Among the types of decisions covered by the Guidelines are governance, capital structure, mergers and restructuring, board of directors, anti-takeover provisions and compensation. Individual portfolio managers, in the exercise of their best judgment and discretion, may from time to time override the Guidelines and vote proxies in a manner that they believe will enhance the economic value of clients’ assets, keeping in mind the best interests of the beneficial owners. There are specified override procedures that include required documentation.

A process is specified for dealing with any significant conflict of interest, although such conflicts would be uncommon because TCW does not engage in investment banking or the managing or advising of public companies.

Upon request, TCW provides proxy voting records to its clients.

CORPORATE ACTIONS

The Firm policy is to respond to corporate actions in a manner that best serves the interest of its clients in their capacity as shareholders. This policy provides guidance on the procedures for processing such corporate actions.

FOREIGN CORRUPT PRACTICES ACT

The Firm prohibits bribes or kickbacks to Foreign Officials to obtain or retain business for the Firm. The policy identifies Foreign Officials to include government officials, political party leaders, candidates, employees of state-owned enterprises, and relatives or agents and the types of payments prohibited to include cash payments, gifts, entertainment, services and amenities. Facilitating Payments – small payments made to low-level government officials to expedite or secure performance of a non-discretionary, routine government action, are not prohibited, but are required under the Policy to be pre-approved in writing by either the General Counsel or Chief Compliance Officer. The Policy also prohibits the hiring or retaining a public official or family member or close associate (a “Potentially Restricted Person”) if in essence the employment represents or might appear to represent a bribe or kickback. In addition to the following the Firm’s normal pre-employment review process, the Policy directs Human Resources to consult with TCW Legal about anyone identified as a Politically Restricted Person.

CUSTODY

Recognizing that the safeguarding of client asses is of the utmost importance to the Firm, the policy defines custody in the broad sense to mean when the Firm has any direct or indirect access to client assets, including the right to direct the client’s securities of funds in any manner, with a few noted exceptions. The policy addresses special rules applicable (with limited exceptions) where a federally registered advisor has custody of client funds or securities, including prohibiting the advisor from having actual physical possession of client funds or securities, maintaining the client’s funds and securities with a qualified custodian, notifying the client in writing concerning certain custody information, including a statement urging the client to compare any TCW advisor account statement with the statement the client receives from the custodian, and having a reasonable basis that the client is receiving, on at least a quarterly basis, an account statement. The policy also sets out procedures for account opening and annual review and special rules for the handling of physical securities.

CLASS ACTIONS

The Firm views the filing of Proofs of Claims as a corporate action that normally is to be performed by the custodian for the client or fund and the decision to file an Opt Out notice is an individual decision to be made by the client or fund. The Firm’s actions and responsibilities with respect to class action matters will depend on the role of the Firm with respect to the client or fund.

REPORTING OF HOLDINGS

As required by Section 13 of the Exchange Act of 1934 (“1934 Act”) for an institutional manager of securities with an aggregate fair market value of at least $100 million, the Firm will file within 45 days of the end of each calendar quarter with the SEC on Form 13F reports specifying securities for which the Firm exercises voting authority and/or investment discretion.

Sections 13(d) and 13(g) of the 1934 Act require that certain reports be filed by persons who acquire beneficial ownership of more than five percent of a class of specified equity securities, including equity securities of a closed-end investment company. Reports pursuant to Section 13(d) and 13(g) are made on either Schedule 13D or 13G.

Schedule 13G is generally limited to: (1) qualified institutional investors trading in the ordinary course of business whose transactions have neither the purpose nor the effect of changing or influencing the control of the issuer; (2) other persons who can assert that they do not have a control purpose related to their investment and do not own 20% or more of a covered security; and (3) 5% beneficial owners of a covered security who have acquired no more than 2% of the covered investment during the preceding 12 months.

Schedule 13G must generally be filed annually within 45 days after the end of a calendar year. If, however, a Schedule 13G filer holds more than 10% of a covered security or their holdings of a covered security have increased or decreased by more than 5% of the class of equity security during any one month, they must file Schedule 13G within 10 days of the end of that month. They must also file a Schedule 13D within 10 days in the event they adopt a control purpose, and after filing, are subject to a 10-day prohibition against voting their shares or making further purchases.

Investors who are not eligible to file on Schedule 13G must file Schedule 13D with the SEC, with a copy to the issuer and to each exchange on which the security is traded, within 10 days after the reporting threshold is reached. An amendment must be filed promptly in the event of any material change in the facts set forth in the Schedule 13D.

13F reporting, for an institutional manager of securities with an aggregate fair market value of at least $100 million, and 13G and 13D reporting, by any person who directly acquires beneficial ownership of more than 5% of any equity security, is handled by the in-house counsel assigned in TCW’s Legal Department, based on reports generated by TCW’s middle and back office service provider, BNY Mellon, and reviewed by TCW’s Client & Fund Reporting Department. In a few instances, TCW is required to make 13D filings, which are handled by the Legal Department in consultation with outside counsel.

Section 16 of the 1934 Act subjects persons who directly or indirectly own beneficially more than 10% of a class of specified types of securities, as well as directors and officers of issuers of such securities, to certain reporting and trading restrictions.

Rule 16a-1 of the Exchange Act provides an exemption from the Section 16 filing requirements for certain institutions including registered investment advisers provided that the shares of equity are not acquired with the purpose or effect of changing or influencing control. This exemption eliminates most of the Section 16 filings that would otherwise be required to be filed by TCW. On an exception basis, when necessary, TCW works with outside counsel to prepare any required Section 16 reports and to set up procedures to monitor transactions so that short wing profit liability is avoided and future timely reports are filed.

Certain federal and state laws impose investment limits with respect to the acquisition and ownership of securities of certain regulated issues, for example Gaming Industry Companies, Banks, Savings & Loans and Savings Associations, Insurance Companies, Broadcast Licensors and Other Communications Service Providers, Public Utilities and REITs. Similarly, securities regulators in many foreign jurisdictions impose notification requirements if an entity holds more than a certain threshold amount of an issuer’s securities. TCW’s Legal Department coordinates filing and/or approval requirements in such cases.

PRIVACY POLICY

TCW policy provides that confidential information about past, current and prospective clients will not be discussed with or disclosed to anyone other than the client, its advisers and consultants, law enforcement authorities and TCW and its service providers. TCW employees are required to sign and adhere to the terms of a confidentiality agreement. As a result of rules adopted by the SEC for protecting nonpublic personal information of customer of investment companies, and of substantially similar rules adopted by the Federal Trade Commission for customers that are investors in private funds, the Firm adopted a privacy policy to safeguard client confidential information. Under the policy, the Firm has adopted a privacy policy notice for its clients. The Legal Department has designated an attorney (the “Privacy Officer”) and paralegal to be responsible for review of the notice at least annually and to make any necessary updates. The Privacy Officer also implements and confirms annually a process for delivery of the notice to new clients, and annually to existing clients. The Privacy Officer maintains a file with evidence that the annual distribution was made. Additionally, under the policy: i) since the Firm does not obtain consumer report information except with respect for employment purposes, any employee who obtains such information must contact the Privacy Officer for direction on its safekeeping and disposition; ii) the Firm’s Information Technology Department follows procedures designed to ensure that data are maintained in a controlled and secure manner; iii) there are provisions relating to the use and safekeeping of social security numbers; and iv) the Firm’s middle and back office service provider and each of the administrator, custodian, and transfer agent for the Firm’s proprietary mutual funds have agreed to maintain the confidentiality and safeguard of client information. Lastly, the policy contains provisions for handling instances of data acquisition by unauthorized persons.

DISCLOSURE OF PORTFOLIO HOLDINGS POLICY (TCW MARKETING AND COMMUNICATIONS POLICY)

TCW’s general rule for separate accounts is that disclosure of portfolio holdings information to the client or its “advisers” (e.g., consultants, accountants, or attorneys) is permitted at any time on a need-to-know basis. With respect to commingled investment vehicles, including mutual funds, the Firm’s general rule is that portfolio holdings are not to be disclosed until the 15th calendar day following a month end for holdings as of the end of the prior month. In certain cases an exception can be granted if the Legal Department approves.

TRADING AND BROKERAGE POLICY

The goals of the policy are: (i) achieving best execution when trading; (ii) execution of trades on behalf of our clients in a timely, fair, and cost effective manner; (iii) fairness to advisory clients, both in priority of order execution and the allocation of the price obtained in execution of trades; (iv) compliance with client trading-related mandates and investment restrictions, management objectives, and the fiduciary obligations imposed upon the Firm by applicable law; (v) addressing potential or actual conflicts of interest in the trading process; (vi) conducting transactions with Affiliates in a manner that is in the best interest of the client or fund and in compliance with all regulatory and legal requirements; (vii) correction of trading errors fairly and equitably on a timely basis; (viii) facilitating review for the Firm’s Trading Review Committee; (ix) accurately recording trade orders and client account positions; and (x) compliance with applicable rues of the SEC, ERISA, and any other applicable regulatory regimes.

BEST EXECUTION

The Firm’s trading desks seek best execution which the Firm defines as seeking to achieve the lowest policy transaction costs by employing an efficient trading process. Best execution does not necessarily mean the lowest available price or commission.

BLOCK TRADES

When executing block trades, securities will be allocated among accounts using procedures that TCW considers to be fair and equitable. Participation of an account in an allocation will be based on a variety of considerations such as investment objectives, guidelines and restrictions, availability of cash, the amount of existing holdings (or substitutes) of the security in the account, investment horizon, and if applicable, directed brokerage instructions. Allocation among accounts are made either before execution or before the end of the trading day, but within this timeframe traders may reallocate among accounts based on a trade’s effect on a portfolio, and, in consultation with the portfolio manager, Compliance or Investment Control, based on client guidelines, custodial instructions or other limitations or considerations. Allocation procedures may vary from strategy to strategy due to differences in investment styles.

In connection with certain purchase or sale programs, if multiple trades for a specific security are made with the same broker within the same day, those securities should be allocated to accounts based on a weighted average purchase or sale price.

Accounts with directed brokerage may be excluded from block trades and their directed orders will generally be executed following the completion of non-directed trades.

EQUITY STRATEGIES

To minimize transition costs over time, the Firm’s policy for U.S. equities strategies seeks to achieve best execution as a function of trade allocation; order sequencing and brokerage choice (see Brokerage Procedures, below).

Order sequencing addresses how trades are sequenced for fully directed and non-directed US equity accounts. TCW employs a proprietary sequencing methodology designed to determine the trading order of participating equity accounts in such a manner as to provide the most favorable execution under the circumstances, considering factors deemed relevant. The methodology takes into account the liquidity of the security being purchased or sold, the size of the order and the potential market impact.

Allocation of equity public offerings (New Issues) is governed by the policy, which is intended to achieve a fair and balanced allocation among accounts eligible to participate. (Fully direct accounts will not be allocated shares in New Issues.) Portfolio managers must convey to the trading desk whether they intend to hold a New Issue for long term investment (“a position”) or trade it (a “trade”) for their accounts. “Position” accounts first will be allocated shares of the New Issue, with any remaining unallocated shares allocated among “trade” accounts.

Share allocation among “position” accounts, and separately among “trade” accounts will be pro rata based on assets under management of accounts with the two groups. The Head of U.S. Equity Trading may determine not to allocate shares to accounts below a certain de minimus threshold, in which case such accounts will not receive any allocation from the New Issue.

Generally, client directed brokerage instructions are limited to 20% of total commissions. Client brokerage direction in excess of 20% must be in writing and will be reviewed by TCW Legal for determination whether certain acknowledgements will required, including that such direction may compromise best execution and result in the account trading after other accounts in the strategy.

FIXED INCOME AND BANK LOAN STRATEGIES

For investment grade fixed income, high yield fixed income, mortgage-backed securities and bank loans, which are generally purchased from the issuer or a primary market-maker acting as principal on a net basis without a stated commission, prices generally include the applicable dealer spread and factors. Traders seek to achieve best execution considering such factors as price (including applicable dealer spread), size of order, and difficulty of execution. For high yield trade and bank loan trades, best execution is a function not only of best price but also the ability to provide or establish adequate liquidity in a given security.

The Firm has determined that same day buys/sell profit opportunities are consistent with its fiduciary requirements to maximize returns for our clients. Such trades must otherwise meet client guidelines on the buy side and the allocations of profit will be distributed consistent with the Policy.

TRANSACTIONS WITH AFFILIATES

Transactions with affiliated parties raise issues of fiduciary duty and conflicts of interest for the Firm. Because the rules relating to affiliated party transactions are complex and differ based on the type of client and the status of consents, no affiliated party transaction should be conducted unless the TCW Legal Department has approved i) the specific transactions, or ii) the specific criteria and procedures for a specific type of transaction for a given client class.

The policy covers topics such as: i) who is an affiliate; ii) common types of affiliated party transactions (e.g., trading through an affiliated broker; borrowing from or lending to an affiliate; buying a security from an affiliate; buying securities from a syndicated or underwriting group in which an affiliated is the lead underwriter; swap, reverse purchase transactions, futures and foreign exchange transactions with affiliates; buying a participation or taking an assignment in a loan originated by an affiliate; buying mortgage-back pools for which an affiliate acts as a servicer; ancillary services provided by an affiliate; and cross trades); iii) agency and principal transactions; iv) public offerings and 144A transactions in which an affiliated is a member of the underwriting syndicate; v) private offerings; vi) cross trades; special procedures for ERISA accounts; and vii) futures.

As a general matter, unless (i) specifically permitted by guidelines provided to them, or unless (ii) specific clearance has been obtained from the legal department, portfolio managers/traders should not engage in any of the transactions specified in the policy on behalf of an advisory account, private fund, offshore fund, or public mutual fund with any party on the TCW affiliates list. Subject to certain exceptions, the prohibited transactions include those where (i) an affiliate has issued a security, (ii) is acting as principal, acting as agent (unless for TCW proprietary funds, the Fund’s Rule 17e-1 procedures are followed), (iii) is a lead or principal underwriter in the underwriting group (unless for TCW proprietary funds, the Fund’s Rule 10f-3 procedures are followed), or (iv) for MBS and ABS, is a servicer to the asset pool. Accounts subject to ERISA cannot purchase a security if the portfolio manager has knowledge that a TCW affiliate is a senior lender to, or participant in the capital structure of, the company in which he plans to invest or extend credit, and such company is in financial distress or is reasonably likely to become financially distressed.

CROSS TRADES

All cross trades will be reviewed and approved by an attorney in the Legal Department prior to effecting the transaction. If the purchasing or selling account is an investment company registered under the Investment Company Act of 1940, as amended, then the provisions of Rule 17a-7 under the 40 Act (“Rule 17a-7”) will apply. Otherwise, the provisions of Rule 17a-7 may be used as guidance. Neither the Firm nor any affiliates will receive any compensation in connection with a Cross Trade; and no account governed by ERISA will participate in a Cross Trade.

ERISA ACCOUNTS – SPECIAL PROCEDURES

TCW’s Legal Department determines whether an account is a plan asset subject to ERISA, and the Compliance Department will reflect applicable ERISA restrictions on the account investment limitation grid. The policy provides specific procedures to prevent prohibited transactions for such ERISA accounts.

SPECIAL PROCEDURES FOR TCW HEDGE FUNDS

Because hedge funds present unique issues for potential conflicts, the Policy sets forth additional trading procedures concerning counter-directional transactions and anticipatory short sales. The Policy sets forth general procedures for all TCW hedge funds and, if applicable, special procedures for individual hedge funds, including requiring portfolio managers or their designees to document the justification for a short sale, counter-directional transaction or anticipatory short sale and obtain written acknowledgement from approved persons. It also covers participation in public offerings by hedge funds, confidentiality arrangements and multiple tranche investing in a company’s capital structure by hedge funds.

TRADE SETTLEMENT

Delivery vs. payment practice generally is followed. If securities are not received or delivered on settlement date, the trade “fails” and reporting and escalating mechanisms are in place to resolve the matter.

BROKER AND COUNTERPARTY PROCEDURES

Trading desks may execute trades only with approved brokers and counterparties on a list issued by the Chief Financial Officer. The Chief Financial Officer or his designee conducts financial due diligence, which is summarized in the procedures, and generate an approved broker list, which is disseminated to the Trading Desks for their use. TCW employees who become aware of an approved broker that is experiencing difficulties are directed to immediately make the Chief Financial Officer aware of the matter. The procedures also specify the information that should be provided to the Chief Financial Officer when a request is made to add a broker, including whether it is a Minority/Woman Owned Business Enterprise. The procedures cover brokerage selections for U.S. equities strategies, investment grade fixed income and mortgage-backed securities strategies, high yield strategies, and emerging markets strategies.

BROKER COMMISSIONS

The policy addresses Client Commission Practices, what was formerly and commonly referred to as Soft Dollars. The policy requires that research received, including third party research, come within Section 28(e) of the 1934 Act. Where Client Commissions are used to obtain research and brokerage, such services are approved by TCW’s Director of US Equity Research based upon whether such services assist in the performance of the investment decision process or in effecting security transactions. TCW maintains, and upon request makes available to clients, the appropriate records of services provided under commission sharing arrangements. TCW also makes available to clients upon request periodic reports stating the amount of commissions paid for research and the broker to whom it was paid.

PROHIBITION ON USING BROKERAGE COMMISSIONS TO FINANCE CLIENT REFERRALS OR DISTRIBUTION

The policy prohibits the directing of commissions generated from client brokerage transactions to pay for client referrals.

BROKER/COUNTERPARTY OVERSIGHT

Broker-dealers and counterparties used by the Firm are subjected at least annually to financial due diligence performed by the Chief Financial Officer or designee to determine the financial stability of the broker-dealer. The procedures set out a variety of factors that may be considered, including the financial, capital structure, leverage and if applicable support from parent entity, stability of earnings, length of operations, capital in excess of minimum required levels, credit ratings, and experience of management team.

TRADE ERROR PROCEDURES

This policy provides guidance in correcting TCW trade errors in a manner that is fair and equitable to TCW’s clients.

A “Trade Error” is a mistake by the Firm or a third-party service provider directly related to the trading on behalf of a client account and is one of three types: (i) an “Execution Error” (this does not include clerical errors that are resolved through rebilling); (ii) an “Overdraft” resulting in an account being in a negative cash position on a settlement date basis; and (iii) an “Investment Restriction Error” due to action by the Firm of the written contractual restrictions on the types or amount of investments that can be made on behalf of an account.

The monitoring for, analysis of, alternative resolutions of, and reporting of the Trade Errors is discussed in the policy, as well as when the account will be reimbursed or an account will retain a gain.

POST TRADE ANALYSIS

Generally, each quarter either the Met West portfolio managers, the Trade Review Committee (for strategies not managed by Met West or Met West portfolio managers) or the Met West Trading and Allocation Committee (for strategies managed by Met West or Met West portfolio managers) meets to provide oversight of the trading desks, to evaluate firm-wide commission costs and review trade errors. For U.S. equity strategies, the trading Review Committee may evaluate matters such as i) meeting client commission commitments; ii) meeting street research commission goals, iii) meeting client directed commission goals, and iv) evaluating transaction cost analysis data and reports. The Firm evaluates domestic equity trading using an outside third-party. Because no single exchange exists with which to monitor all trades in a high yield and emerging markets fixed income markets, portfolio managers and traders generally meet daily to discuss new trades, review pricing and set transaction goals for the following day. In mortgage-back, investment grade fixed income and international fixed income markets, the price received from the broker is compared on a sampling basis with the range of prices at which the security traded by other brokers during the relevant period.